Exhibit 10.2

RESTATED SETTLEMENT AGREEMENT AND MUTUAL RELEASE OF CLAIMS

This Restated Settlement Agreement and Mutual Release of Claims ("Agreement") hereby restates and replaces in its entirety the Settlement Agreement and Mutual Release of Claims dated February 24, 2009, between Andrew H. Parnes and Standard Pacific Corp. ("SPC" or "Company").

1.           Mr. Parnes has been employed at SPC as Executive Vice President - Finance and
Chief Financial Officer.  A dispute concerning Mr. Parnes'  employment has arisen that includes, but is not limited to, the following allegations (the "Dispute"):

a.           Alleged breach of agreement concerning the terms and conditions of Mr. Parnes' employment as provided by certain oral representations made by the Company's prior CEO, and by implication through the Company's course of conduct.

b.           Alleged violation by SPC of the terms and conditions of Mr. Parnes' December 1, 2006 Change in Control Agreement.

c.           Alleged constructive termination of Mr. Parnes and retaliation against him for asserting rights to which he contends he is legally entitled.

2.           In exchange for the payment specified below, and the other promises contained herein, Mr. Parnes and SPC agree that the Company shall accept Mr. Parnes' resignation from SPC and all of its affiliates, effective February 24, 2009.

3.           The purposes of this Agreement are:

a.           To effectuate a final and binding disposition of all claims by Mr. Parnes, including, but not limited to, any and all claims arising out of or related to the Dispute, and all damages resulting therefrom, including but not limited to damages for emotional distress and attorneys' fees; and

b.           To release SPC and its past, present and future officers, directors, shareholders, owners, parent companies, subsidiaries, divisions, affiliates, joint venturers, predecessors, successors, assigns, agents, employees, attorneys, representatives, insurers, reinsurers, the SPC Change in Control Agreement, and related benefit plans, funds or programs (collectively referred to herein as "Releasees") from any claims for relief, causes of action, disputes, damages, costs and liabilities of any nature whatsoever, known or unknown, that Mr. Parnes has or may have against SPC (collectively referred to herein as "Claims").

c.           To release Mr. Parnes and his agents, representatives and attorneys from any and all claims for relief, causes of action, disputes, damages, costs and liabilities of any nature whatsoever, known or unknown, that SPC has or may have against Mr. Parnes.

4.           This is a compromise settlement of all Claims.  This Agreement does not constitute an admission of liability on the part of any party, nor an admission, directly or by implication, that any party has violated any law, rule, regulation, contractual right or any other duty or obligation.  This Agreement is entered into voluntarily by Mr. Parnes and SPC of their own free will and accord without any coercion or duress whatsoever solely to avoid further costs, risks and hazards of litigation and to settle all such claims in a final and binding manner.

5.           In consideration of the mutual promises, covenants and understandings contained herein, it is hereby agreed:

a.           On August 25, 2009 (the date six (6) months and one (1) day after Mr. Parnes' separation of employment from SPC), SPC will pay to Mr. Parnes a cash payment in a single sum, in the amount of two million, four-hundred thousand dollars ($2,400,000.00) (the "Payment"). The Payment shall be broken down as follows: $571,000 of the Payment shall be payment for Mr. Parnes' 2008 bonus, and the remaining $1,829,000 of the Payment shall be payment in settlement of Mr. Parnes' rights under the December 1, 2006 Change in Control Agreement and for other claims released in this Agreement.  Other than as set forth in this paragraph 5, Mr. Parnes renounces any other claim for wages, compensation, or other benefits.  SPC will issue an IRS W-2 for the amounts paid under this Agreement.  Payment under this Agreement extinguishes all obligations by SPC under Mr. Parnes' December 1, 2006 Change in Control Agreement and, except as set forth in this Agreement, any other oral or written employment or compensation agreements, which are hereby terminated.

b.           Mr. Parnes will submit all claims for reimbursement for any expenses or accrued benefits owing to him by SPC as an employee of the Company by March 2, 2009. Mr. Parnes confirms that he has been reimbursed for all such prior claims submitted to date.  SPC agrees that it will cancel (or otherwise transfer from Mr. Parnes' name) any and all Company credit cards.

c.           All perquisites and employee benefits and Mr. Parnes' participation in all employee benefit programs of the Company will be terminated on February 24, 2009, except as set forth below:

(i)           Payout of Accrued Unused Vacation Time.  As of February 23, 2009, Mr. Parnes shall be entitled to receive payment for his 240 hours of accrued unused vacation.  The value is $60,577.  This amount is in addition to any other payments due under this Agreement.  The parties agree that this amount shall be paid minus withholding on or before February 26, 2009.

(ii)           Mr. Parnes will keep his Company-issued Blackberry and may transfer his telephone number to his own separate account with a service provider, at his own expense.

(iii)           COBRA/Cal-COBRA Payments.  The Company shall reimburse Mr. Parnes for his monthly COBRA/Cal-COBRA payments for himself and his covered and eligible dependents for a period of twenty-four (24) months following February 24, 2009, provided he exercises his right to continue his insurance pursuant to COBRA/Cal-COBRA. If Mr. Parnes obtains employment from a company that affords health insurance, SPC's obligation to reimburse ongoing COBRA/Cal-COBRA payments shall immediately cease.  The reimbursements shall only be for the cost of medical, vision and dental insurance premiums, and shall not include costs for life insurance or any other programs.  Mr. Parnes has received notice of his rights to benefits under COBRA/Cal-COBRA, and notice of options regarding distributions of his account balance in the Standard Pacific Retirement and Savings Plan, receipt of which notice is hereby acknowledged.

(iv)           Mr. Parnes shall be entitled to his vested rights in the Company's 401(k) plan.

(v)           Mr. Parnes shall have no right to his unvested stock options. He shall have ninety (90) days from February 24, 2009 to exercise any vested stock options.

(vi)           SPC will pay for the continuation of Mr. Parnes’ AYCO financial planning benefit through June 30, 2009.

d.           Mr. Parnes agrees that the payments set forth herein constitute the entire amount of consideration provided to him under this Agreement and that he is not entitled to and will not seek any further compensation of any kind, either monetary or otherwise, for any other claimed wage, benefit, damage, costs or attorneys' fees from the Releasees.

6.           a.           SPC, on behalf of itself, its agents, subsidiaries, attorneys, successors in interest, subrogees, subrogors, heirs, executors, administrators and assigns, hereby irrevocably and unconditionally releases, acquits and forever discharges Mr. Parnes and his agents, representatives and attorneys, from all claims (including any claim by stockholders on behalf of the Company in the form of a derivative suit), debts, liabilities, demands, obligations, promises, acts, agreements, costs, and expenses (including, but not limited to, attorney's fees), damages, injuries, actions and causes of action, of whatever kind or nature, whether legal or equitable, known or unknown, suspected or unsuspected, contingent or fixed, based upon, arising out of, appertaining to, or in connection with any matter, event or circumstance occurring or arising on or prior to the date of the execution of this Agreement, including, but not limited to, any claims or causes of action related in any manner to Mr. Parnes' employment with SPC.

b.           The parties hereby waive all rights under section 1542 of the California Civil Code with respect to the Releasees, which section the parties acknowledge have been fully explained to them by their attorneys and which they fully understand.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Notwithstanding the provisions of Section 1542 of the California Civil Code, the parties hereby irrevocably and unconditionally release and forever discharge each other and all of the Releasees from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which they at any time heretofore had or claimed to have had or which they may have or claim to have regarding events that have occurred as of the date of this Agreement.

Mr. Parnes agrees that the consideration in this Agreement includes consideration for the release of any claim of age discrimination under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) (the "ADEA").

(i)           Mr. Parnes acknowledges that SPC has advised him that he may consult with an attorney of his choosing prior to signing this Agreement and that he has no less than twenty-one (21) days during which to consider the provisions of this Agreement, although he may sign and return it sooner.

(ii)           Mr. Parnes has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that he clearly understands.

(iii)           Mr. Parnes is, through this Agreement, releasing the Releasees from any and all claims he may have against the Releasees arising before the execution of this Agreement.

(iv)           Mr. Parnes knowingly and voluntarily agrees to all of the terms in this Agreement.

(v)           Mr. Parnes knowingly and voluntarily intends to be legally bound by this Agreement.

(vi)           Mr. Parnes understands that he has a period of seven (7) calendar days after the date that he signs this Agreement to revoke this Agreement by having his legal counsel deliver a written notification in person, by messenger or by facsimile addressed to SPC c/o Kevin Lilly, Littler Mendelson PC, 2049 Century Park East, 5th Floor, Los Angeles, California 90067, fax no. 310.553.5583.

7.           Non-Disparagement and Confidentiality Agreement

a.           Mr. Parnes will not disparage the Company, its officers, directors, employees, agents, subsidiaries, or affiliates, or publish, republish, comment upon, or otherwise disseminate any comments suggesting or otherwise accusing the Company or its agents or employees of any act of discrimination, or misconduct.  Nothing in this provision shall be construed to prevent Mr. Parnes from giving truthful testimony pursuant to a valid subpoena or other judicial process.  Mr. Parnes agrees to cooperate in the pending legal claims against Standard Pacific involving Jari Kartozian and Stephen Scarborough by working with counsel to prepare for his deposition, if necessary, providing testimony, and responding to questions from SPC's counsel.

b.           SPC agrees that the members of its Board of Directors and Executive Officers (as such term is defined for Section 16 purposes under the Securities Exchange Act of 1934) will not disparage Mr. Parnes to third parties.  Nothing in this provision shall be construed to prevent any person from giving truthful testimony pursuant to a valid subpoena or other judicial process.

c.           Mr. Parnes and his attorneys will keep this Agreement and its amounts and terms confidential. However, Mr. Parnes and his attorneys may disclose this Agreement and its terms in their tax returns and to their respective accountants and attorneys and Mr. Parnes' spouse.  SPC shall be obligated to respond to inquiries from prospective employers only by stating Mr. Parnes' dates of employment, and last position held.

8.           Mr. Parnes represents that he has not relied upon any advice whatsoever from SPC or its attorneys, agents, employees or representatives as to the taxability, whether pursuant to federal, state or local income tax statutes or regulations or otherwise, of the settlement payment made hereunder.  Mr. Parnes is solely responsible for his own tax obligations or consequences arising from or relating to the payment of any settlement monies.

9.           This Agreement is binding upon and inures to the benefit of the respective heirs, successors, assigns, personal representatives, executors and administrators of Mr. Parnes and SPC.

10.           Mr. Parnes warrants and represents that he has not assigned or transferred any claims in whole or in part to any other person or entity, and that he has pending no complaints, charges, lawsuits or claims for benefits against SPC or against (1) any current or former employee of SPC; (2) any affiliates or related entities of SPC; or (3) the employees of the Releasees, with any governmental agency or any court.  Mr. Parnes represents that he will not file or refile any complaint, charge, lawsuit, or claim for benefits (other than for unemployment benefits) against any of these entities or persons at any time hereafter for any act or event occurring prior to the date of this Release, and that if any agency or court assumes jurisdiction of any complaint, charge or lawsuit against any of these entities or persons on behalf of any party, he will request such agency or court to withdraw from the matter; provided, however, this shall not limit any party from filing a lawsuit for the sole purpose of enforcing its rights under this Release.  Nothing in this Agreement shall be construed to prohibit Mr. Parnes from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission ("EEOC") or participating in any investigation or proceeding conducted by the EEOC.  This release is, however, intended to be construed to the broadest extent possible by law, and the Company reserves any and all rights to assert this release to the fullest extent allowed by law, including, but not limited to, before the EEOC.

11.           Mr. Parnes and SPC agree that this Agreement satisfies and extinguishes any and all claims concerning attorneys' fees and costs incurred in connection with the Dispute and this settlement.

12.           This Agreement shall not eliminate, limit or modify any contractual, common law or statutory duty or obligation by SPC to indemnify Mr. Parnes from third party claims arising out of his employment; nor shall it eliminate, limit or modify, any rights he may have independent of this Agreement under any of the Company's insurance policies based on his employment through February 24, 2009.   This Agreement shall not eliminate, limit or modify any of the terms of the Indemnification Agreement between Mr. Parnes and the Company dated August 14, 1991, which shall remain in full force and effect.

13.           This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against either of the parties.  This Agreement is entered into in California, shall be enforceable in California, and shall be governed by the laws of the State of California.  This Agreement may be entered into in counterparts, by fax, and in electronic format (including email transmittal by PDF or other electronic means).

14.           If any terms or provisions of this Agreement are determined to be invalid or unenforceable by a court of law of competent jurisdiction, the parties hereto agree that such a determination will not affect the validity or enforceability of the remaining terms and provisions of this Agreement, which will remain in full force and effect.

15.           The parties agree that any dispute regarding the application, interpretation or breach of this Agreement (including, but not limited to, any misrepresentation made herein) will be subject to final and binding arbitration before JAMS/Endispute of Orange County, California.  Attorneys' fees, costs and damages (where appropriate) shall be awarded to the prevailing party in any dispute, and any resolution, opinion or order of JAMS/Endispute may be entered as a judgment of a court of competent jurisdiction.  This Agreement shall be admissible in any proceeding to enforce its terms.

16.           This instrument contains the entire agreement between the parties and supersedes any previous negotiations, agreements or understandings of any kind relating to the subject matter hereof.  Any oral representations or modifications concerning this instrument will be of no force or effect.  Any representation not expressly contained in this Agreement was not material to any party's decision to enter into this Agreement.  This Agreement can be modified only in the form of a writing signed by the parties hereto and specifically identified as an amendment to this Agreement.

17.           Having read the foregoing, having fully understood and agreed to the terms and provisions of this Agreement, having been advised by independent legal counsel and intending to be bound hereby, the parties voluntarily and of their own free will execute this Agreement as follows:

PLEASE READ CAREFULLY.  THIS SETTLEMENT AGREEMENT AND RELEASE OF CLAIMS INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

DATED: February 27, 2009	/s/ Andrew H. Parnes
ANDREW H. PARNES

Approved as form:	GENIENE B. STILLWELL, ESQ.

DATED: February 27, 2009	By: /s/ Geniene B. Stillwell
Attorneys for Mr. Parnes

STANDARD PACIFIC CORP.
DATED: February 27, 2009	By: /s/ Scott D. Stowell
Authorized Representative

Approved as form:	KEVIN LILLY, ESQ.

DATED: February 27, 2009	By: /s/ Kevin Lilly
Attorneys for Standard Pacific Corp.